Exhibit 10.16

ENGINEERING, PROCUREMENT AND CONSTRUCTION

SERVICES

FIXED PRICE CONTRACT

BETWEEN

WOESSNER CONSTRUCTION, INC.

AND

OTTER TAIL AG ENTERPRISES, LLC

DATED: JANUARY 9, 2007

Construction Services Contract

Otter Tail Ag Enterprises, LLC

List of Exhibits

A.  Scope of Services

B.  Knutson Contract

i

Construction Services Contract

Otter Tail Ag Enterprises, LLC

Engineering, Procurement, and Construction Services Fixed Price Contract

GENERAL CONDITIONS

THIS “CONTRACT”, IS made this 9th day of January, 2007, by and between Otter Tail Ag Enterprises, LLC, a Minnesota limited liability company organized and acting under and pursuant to the laws of Minnesota and having its main place of business at 1220 North Tower Road, Suite 201, Fergus Falls, Minnesota 56537 (hereinafter called the “Owner”) and Woessner Construction, Inc., a corporation organized and acting under and pursuant to the laws of the State of Minnesota and having its main place of business at 216 East Junius Avenue, Fergus Falls, MN 56537 (hereinafter called “Woessner”). Owner and Knutson may sometimes be referred to herein individually as a “Party” or jointly as the “Parties.”

WITNESSETH:

WHEREAS, Woessner is engaged in the performance of design, engineering, procurement and construction services, with experience in design, engineering procurement and construction of buildings; and

WHEREAS, Owner desires Knutson to furnish and to perform, or cause to be performed, certain design, engineering, procurement, construction and other services, and provide, or cause to be provided, certain material, equipment, tools, and labor, necessary to complete the Work (as that term is defined herein) and reasonably inferable from this Contract;

WHEREAS, Owner entered into a Construction Management Services Contract dated November 3, 2006 (the “Knutson Contract”) with Knutson Construction Services, a corporation organized and acting under and pursuant to the laws of the State of Minnesota and having its main place of business at 1907 2nd Street Southwest, Rochester, MN 55902 (hereinafter called “Knutson”) to furnish and perform certain construction management services, and to perform, or cause to be performed, certain design, engineering, procurement, construction and other services, and provide, or cause to be provided, certain material, equipment, tools, and labor, necessary to complete the Work described in the Knutson Contract.

WHEREAS, Woessner had previously agreed to perform certain of the Work described in the Knutson Contract pursuant to contract arrangements with Knutson, and the Parties have agreed that Owner will contract directly with Woessner for the performance of the Work described in the Knutson Contract that is to be performed and delivered by Woessner.

WHEREAS, the Parties agree that this Contract shall incorporate the terms and conditions set forth in the Knutson Contract, except that matters relating to the contract sum payable to

Woessner shall be as set forth herein, and the work to be performed by Woessner shall be as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, it is agreed as follows:

1. Defined Terms and Contract Documents

1.1 Defined Terms: The following words, when capitalized, shall have the meanings set forth below or as set forth in the Knutson contract:

1.1.1 Contract: “Contract” means this Contract and the attached Exhibits A and B, to specifically include, and incorporate by reference, the Knutson Contract and the General Conditions, the Exhibits A through D attached to the Knutson Contract, any attached schedules or other Exhibits to the Knutson Contract, and all additions or modifications hereto or thereto made in accordance with Section 18.2 below.

1.1.2 Contract Sum/Contract Price: “Contract Sum” or “Contract Price” means the sum set forth in Section 8.1 below, subject to adjustment as provided in Section 8, or such greater or lesser amount as may be determined in accordance with this Contract.

1.1.3 Effective Date: “Effective Date” means January 9, 2007, the date of this Contract.

1.1.4 Delta-T: “Delta-T” means Delta-T Corporation, a corporation organized and acting under and pursuant to the laws of the Commonwealth of Virginia and having its main place of business at 323 Alexander Lee Parkway, Williamsburg, VA 23185.

1.1.5 Delta-T Technology: “Delta-T Technology” shall mean all data, technical information, trade secrets, inventions (whether patented or not and whether issued before or after the Effective Date), know-how, procedures, processes, drawings, designs, methodology, models, inventions, specifications, plant or equipment test and/or operating data, or other technical information and copyrights embodied in the Plant, used in the operation of the Plant, in equipment or in drawings, or included in any documents, drawings or other materials delivered electronically or otherwise by Delta-T to Harris Mechanical, Knutson or Owner on connection with construction of the Plant.

1.1.6 Equipment: “Equipment” means the equipment to be procured by Woessner to fulfill Woessner’s scope of work as set forth in this Contract.

1.1.7 Final Acceptance: “Final Acceptance” means compliance with the terms to meet Final Completion, to the reasonable satisfaction of Owner.

1.1.8 Final Completion: “Final Completion” means that (i) a certificate of occupancy has been issued as applicable for all buildings within the Work; (ii) all Work has been completed as required by and incompliance with the Contract and all of the items on the Punch List signed by both Owner and Woessner have been corrected and completed to the reasonable satisfaction of Owner, (iii) all lien waivers, or affidavits, required under the Contract have been delivered, (iv) all drawings and other documents identified in this Contract or the General Conditions as documents to be delivered by Woessner to Owner have been delivered, (v) the Work has been inspected and approved by all applicable public authorities having jurisdiction over the Work, (vi) all conditions to Final Completion described in the General Conditions shall have been met, and (vii) a general release executed by Woessner waiving, upon receipt of final payment by Woessner, all claims, except those claims previously made in writing to Owner and remaining unsettled at the time of final payment.

1.1.9 General Conditions: “General Conditions” means the “General Conditions of the Contract for Construction,” American Institute of Architects Document A201™, 1987 Edition, including, and as modified by, the supplementary conditions described in Exhibit A (Section C-02) to the Knutson Contract. The General Conditions are attached as Exhibit D to the Knutson Contract.

1.1.10 Woessner’s Project Manager: “Woessner’s Project Manager” means the individual designated from time to time by Knutson in writing as having the responsibilities described at Section 11.1 below.

1.1.11 Woessner’s Site Manager: “Woessner’s Site Manager” means the individual designated from time to time in writing by Knutson under Section 11.1 below.

1.1.12 Materials: “Materials” means the materials to be procured by Woessner to fulfill Woessner’s scope of work as set forth in this Contract.

1.1.13 Owner’s Representative: “Owner’s Representative” means the individual designated from time to time by Owner in writing as having the responsibilities described at Section 11.2 below.

1.1.14 Project: “Project” means the management, design, construction, and equipping of that portion of the Plant pursuant to the Work to be completed by Knutson under the Knutson Contract and by Woessner under this Contract. The general description of the Plant falling within the Work to be completed by Woessner relates to the construction of one (1) administration building (referred to as Building 7), excluding excavation and procurement of rebar, but including installation of rebar, the technical specifications and requirements of which building and the Work are set forth in the Project Specifications attached hereto as Exhibit A and the attachments to this Contract.

1.1.15 Project Specifications/Project Manual: “Project Specifications” or “Project Manual” means the complete specifications for the Project and the Work as set forth in the “PROPOSAL FOR PROPOSED ETHANOL FACILITY, FERGUS FALLS TOWNSHIP, MINNESOTA,” DATED AUGUST, 2006, and addenda thereto issued prior to the Commencement Date, along with drawings, and specifications, as prepared by Engineer and Architect for Owner, a copy of which is attached as Exhibit A to the Knutson Contract.

1.1.16 Schedule: “Schedule” means the schedule set forth in Exhibit C to the Knutson Contract, as amended from time to time by mutual agreement of the Parties in accordance with this Contract.

1.1.17 Services: “Services” means the services to be provided by Woessner to fulfill Woessner’s scope of work as set forth in this Contract, including without limitation the services described in Section 2 below.

1.1.18 Subcontractor: “Subcontractor” means any person or entity contracted, hired, retained or otherwise engaged by Woessner as a contractor to perform a portion of the Work and shall include materialmen and suppliers.

1.1.19 Sub-Subcontractor: “Sub-subcontractor” means any person or entity contracted, hired, retained or otherwise engaged by a Subcontractor as a contractor to perform any portion of a Subcontractor’s Work which shall include materialmen and suppliers.

1.1.20 Work: “Work” means all of Woessner’s design, engineering, procurement, installation, construction, and other services required by the Contract or necessary to perform the scope of Woessner’s Work and the deliverables set forth in the specifications described in the Project Specifications and the attachments thereto, and the furnishing of all materials, equipment, tools, and labor required by the Contract or necessary to perform the scope of Woessner’s work and deliverables set forth in the specifications described in the Project Specifications and the attachments thereto, and that which is reasonably inferable from the Contract or the scope of Knutson’s work.

1.2 Order of Precedence: In the event of a conflict between the express terms set forth in this Contract, the Knutson Contract or the General Conditions, the rule of interpretation shall be that the express terms of this Contract shall take precedence over the Knutson Contract or the General Condition terms and conditions where an issue is specifically addressed; provided, that the Knutson Contract and the General Conditions are intended to provide, among other things, further specificity to areas not otherwise covered by, or in conflict with, the express terms of this Contract.

1.3 Contract Documents: This Contract, as supplemented by the Knutson Contract, the Project Specifications, the General Conditions, and the other exhibits and schedules to the Knutson Contract (collectively the “Knutson Contract Documents”), which Knutson Contract Documents are incorporated herein by reference and made a part hereof as if fully set forth herein, constitute the “Contract Documents” and shall govern the relationship of the Parties concerning the Project and performance of the Work, and represent the entire and integrated agreement between the Parties and supersedes prior negotiations, representations or agreements, either written or oral.

2. Woessner’s Scope of Work

2.1 Description of Work: Woessner shall perform, or cause to be performed, the Work and shall furnish and perform all construction services, design, engineering, procurement and other services, and provide all material, equipment, tools, and labor, necessary to complete the Work and the Project, as described in and reasonably inferable from this Contract and the Project Specifications.

2.2 Permits: Woessner shall, at its expense, secure electrical and plumbing permits for the administration building. All other permits required by applicable law or regulation, including without limitation, permits related to environmental protection, to operation of the Plant, or activities of Owner or any of its contractors, if any, other than Woessner, shall be secured by

Owner or Owner’s other contractors.

2.3 Drawings: Woessner shall deliver to Owner, the Engineer and the Architect the construction plans, specifications and drawings required to perform the Work, as set forth in the Project Specifications.

2.4 License of Certain Documents and Drawings: Except as provided in the License Agreement dated October 24, 2006 between Delta-T and Owner (the “License” or “License Agreement”), Delta-T shall retain ownership of the copyright in, and any and all inventions and trade secrets embodied in, the documents and drawings delivered to Owner under this Contract and in all of the Delta-T Technology.

2.5 Substitutions: To be handled as set forth in the Knutson Contract Documents.

2.6 Design Professional Services. Woessner shall, consistent with applicable state licensing laws, provide through qualified, licensed engineers, and other design professionals employed by Woessner or procured from qualified, independent licensed design professionals who are not employees of Woessner but are retained by Woessner (the “Design Consultants”), the professional services required to be delivered by Woessner under the Project Specifications or necessary to permit Woessner to complete the Work consistent with the Project Specifications. Woessner shall provide in its contracts with any Subcontractors, Design Consultants, or other retained consultants that Owner is an intended third party beneficiary of the services and contracts with the right to enforce them.

2.7 Standard of Care for Services The standard of care for all services, including design professional services, performed by Woessner, its Subcontractors, its Design Consultants, or others retained to execute the Work shall be the care and skill ordinarily used by members of the profession or applicable industry practicing under similar conditions at the same time and locality of the Plant. Notwithstanding the preceding sentence, if the parties agree upon specific performance standards for any aspect of the Work as set forth in the Project Specifications, the Services shall be performed to achieve such standards.

2.8 Design Development Submissions. To be handled as set forth in the Knutson Contract Documents.

2.9 Legal Requirements. Woessner shall perform, or cause to be performed, the Work with reasonable care, in accordance with all Legal Requirements and prudent industry practices and shall provide all notices applicable to the Work as required by all applicable federal, state, and local laws, codes, ordinances, rules, regulations, orders, and decrees of any government or quasi-government entity having jurisdiction over the Plant or the Site, the practices involving the Plant or the Site, or any Work.

2.10 Government Approvals and Permits. To be handled as set forth in the Knutson Contract Documents.

2.11 Woessner’s Construction Phase Services.

2.11.1 Unless otherwise clearly provided in the Project Specifications to be the responsibility of Owner or a separate contractor, Woessner shall provide through itself, its Design Consultants, or Subcontractors the services, supervision, labor, inspections, material, equipment, machinery, and other facilities necessary to permit Woessner to complete the Work consistent with the Contract.

2.11.2 Woessner shall perform, or cause to be performed, all Work activities efficiently, with reasonable care, in a workman like manner, and with the requisite expertise, skill and competence to satisfy the requirements of the Contract. Woessner shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of the Work. Woessner shall complete the Work within the times prescribed in the Schedule, or if no time is prescribed, within the time reasonably required to allow Woessner to perform its obligations under this Contract.

2.11.3 Woessner shall employ only Subcontractors who are duly licensed and qualified to perform the Work consistent with the Contract.

2.11.4 Woessner assumes responsibility to Owner for the proper performance of the Work of Subcontractors, Subsubcontractors, and Design Consultants and any acts and omissions in connection with such performance.

2.11.5 Woessner shall coordinate the activities of all Subcontractors. If Owner performs other work on the Plant or at the Site with separate contractors under Owner’s control, Woessner agrees to reasonably cooperate and coordinate its activities with those of such separate contractors so that the Plant can be completed in an orderly and coordinated manner without unreasonable disruption.

2.12 Knutson’s Construction Management Services: Knutson will provide construction administration and management services required to perform the Work. Woessner shall with Knutson’s and Owner’s other consultants and contractors jointly schedule and regularly attend meetings with Owner. Knutson and Woessner shall consult with the Owner regarding site use and improvements in the selection of materials, buildings systems, and equipment. Knutson and Woessner shall provide recommendations on construction feasibility, actions designed to minimize adverse effects of labor or material shortages, time requirements for procurement, installation, and construction completion, and factors related to construction costs, including estimates of alternative designs and materials, preliminary budgets, and possible economies. Knutson and Woessner shall schedule and conduct meetings at which the Owner, Owner’s other consultants and service providers, and appropriate Subcontractors and Sub-subcontractors can discuss the status of the Work. Knutson and Woessner shall prepare and promptly distribute minutes of such meetings. Knutson and Woessner shall provide monthly written reports to Owner on the progress of the entire Work. Knutson and Woessner shall maintain a daily log containing a record of weather, Subcontractors, and Sub-subcontractors working on the Site, the number of workers, Work accomplished, problems accounted and other similar relevant data as Owner may reasonably require. The log shall be available to Owner and its other consultants and service providers. Knutson and Woessner shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. Knutson and Woessner shall identify variances between actual and estimated costs and report variances to the Owner at regular intervals.

3. Information, Goods and Services to Be Provided by Owner

3.1 Specific Goods and Services: To be handled as set forth in the Knutson Contract Documents. Woessner will cooperate with Owner to provide arrangements satisfactory to Owner’s lenders to secure first priority mortgage liens over any claims or liens that Woessner or Subcontractors may claim in the Site or the Plant.

3.2 Other Goods and Services: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to

Woessner. If Woessner becomes aware of any error in a document, drawing, specification or other information supplied by Owner it will promptly notify Owner of the same.

4. Interface and Site Conditions

4.1 Site Conditions: Woessner has visited the Site and has had the opportunity to become familiar with the condition of the Site as it applies to performance of the Work. If conditions are encountered at the Site which (1) are unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in this Contract, or (2) differ from conditions shown in any drawing, document or other information, if any, that Owner is required to deliver to Woessner under Section 3 above, then notice by the observing Party shall be given to the other Party promptly before such conditions are further disturbed and in no event later than 14 days after first observance of the conditions. If any such condition causes any increase or decrease in Woessner’s cost of, or time required for, performance of any part of the Work, or any increase or decrease in any other obligation of Woessner, Owner shall within 14 days of issuance or receipt of notice, as the case may be, under this Section 4.1, issue a change order in accordance with Section 6 below, covering only such costs incurred and time lost for properly documented cost and time.

4.2 Cooperation with Others: Woessner will cooperate with Owner’s other contractors, if any, to facilitate coordination of the Work with the work of others. Woessner shall not be required to check the quality or quantity of work performed by Owner or Owner’s contractors or subcontractors, except as may be required under the Project Specifications. Woessner shall not have control over or responsibility for the construction, methods, techniques, sequences or procedures or for safety precautions and programs used by Owner or Owner’s contractors or subcontractors in connection with the Owner’s work or work of others and shall have no liability thereon.

5. Schedule

5.1 Schedule: The Schedule and the dates for performance set forth in this Section 5.1 (the “Contract Times”) shall form the basis of the time frame for the Work to be completed. The Work shall commence immediately. Woessner agrees that it will commence performance of the Work and achieve the Contract Times in accordance with this Article 5. During construction, Knutson and Woessner shall revise the progress schedule as necessary to conform to the current status of the Work, distributing copies to the Owner.

5.1.1 Substantial Completion and Final Completion: Substantial Completion of the Work shall be achieved expeditiously as reasonably practicable, but in no event, later than May 15, 2007. Completion of the portions of the Work shall be achieved according to the completion dates for portions of the Work as set forth in the Schedule and in order to receive subsequent work of other separate contractors. Final Completion of the Work shall be achieved as expeditiously as reasonably practicable, but in no event, will Final Completion of the Work be completed later than June 1, 2007.

5.1.2 Time is of the Essence: Owner and Woessner mutually agree that time is of the essence with regard to completion of the Work, both substantial and final completion.

5.1.3 Delays to Work: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

5.2 Compensation to Woessner for Delay: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

5.3 Plant Substantial Completion Delay Liquidated Damages. Woessner understands that if Plant Substantial Completion Substantial Completion is not attained by the earlier of April 1, 2008 or the date that is thirty (30) days from the date Mechanical Completion (as defined in Owner’s Agreement with Harris Mechanical) is attained (the first date to occur being the “Scheduled Substantial Completion Date”), Owner will suffer damages which are difficult to specify accurately and ascertain. Woessner agrees that if Plant Substantial Completion is not attained by the Scheduled Plant Substantial Completion Date, due to the acts or omissions of Woessner, Subcontractors, Sub-subcontractors, Design Consultants, and other persons for whom Woessner is responsible, Woessner shall pay to Owner a sum equal to $3,000.00 per day for each day that Plant Substantial Completion is attained after the Schedule Substantial Completion Date.

5.4 Substantial Completion Delay Liquidated Damages. Woessner understands that if Substantial Completion of the Work is not attained by May 15, 2007 Owner will suffer damages which are difficult to specify accurately and ascertain. Woessner agrees that if

Substantial Completion of the Work is not attained by May 15, 2007, Woessner shall pay to Owner a sum equal to $3,000.00 per day for each day that Substantial Completion of the Work is attained after May 15, 2007.

6. Change Orders

To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

7. Substantial Completion and Final Acceptance

To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

8. Payment

8.1 Contract Sum; Adjustments to Contract Sum: Owner will pay Woessner for the full and satisfactory completion of the Work, the Contract Sum of Five Hundred Thirteen Thousand Two Hundred Fifty-six and No/100 Dollars ($513,256.00), or such other sum as may be determined in accordance with Section 6 or Section 5. The Contract Sum is a guaranteed maximum price, subject to adjust as set forth in this Section 8.1 or otherwise as provided in this Contract. The Contract Sum does not include any sales or other tax. If Woessner is, now or in the future, required to collect from Owner or pay any federal, state, local or other tax with respect to all or any part of the Work, then that amount shall be paid by Owner at Woessner’s request, in addition to the Contract sum.

The Parties shall proceed under this Contract in an “open book” manner, meaning that Woessner shall provide Owner with full and complete access and disclosure to its costs of the Work in order for Owner and Woessner to implement and adjustments to the Contract Sum.

Costs of the Work that would cause the Contract Sum to be exceeded shall be paid by Woessner without reimbursement by Owner. Cost savings which would cause the cost of the Work to be less than the Contract Sum shall be split equally between Woessner and Owner on a 50/50 basis.

8.2 Payment Terms; Retainage: To be handled as set forth in the Knutson Contract Documents, including 5% retainage, provided that references therein to “Knutson” shall be deemed references to Woessner.

8.3 Late Payment: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

8.4 Mechanic’s Lien Waivers and Indemnity: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

8.5 Mechanic’s Liens: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

8.6 Final Payment: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

9. Stop Work and Termination for Cause.

To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

10. Safety and Security

To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

11. Project Execution

To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner. Woessner agrees to cooperate at all times as reasonably requested by Owner and any lender or assignee of Owner and their respective agents and representatives in performance of this Contract. Woessner shall sign any document reasonably required by Owner in order to satisfy all lenders or investors providing sources of funds for construction of the Plant. Owner may assign its interest to one or more lenders or financial institutions or investors, providing sources of funds for construction of the Plant, at any time, provided that the party taking the assignment can supply payment assurances acceptable to Woessner.

12. Warranty

12.1 Equipment Warranties: Woessner warrants to Owner that the Work, including all materials and equipment furnished as part of the Work, will be completed in compliance with the Project Specifications, shall be new (unless otherwise specified in the Project Specifications), of good quality, in conformance with the Contract, fit for their intended purpose, and free of defects in materials and workmanship. Woessner’s warranty obligation excludes defects caused by abuse, alterations, or failure to maintain Work by persons other than Woessner or anyone for whose acts Woessner may be liable. Woessner shall, for the protection of Owner, assign to Owner all warranties and guarantees supplied by all vendors and subcontractors from who it procured goods or services incorporated into the Project. In addition, Woessner warrants to Owner that the Equipment will be free from mechanical defects, structural defects and defects in material and workmanship. Nothing in this warranty is intended to limit any manufacturer’s warranty which provides Owner with greater warranty rights than set forth in this Section 12.1 or the Contract.

12.2 Services: Woessner warrants that the services provided in connection with the Work will be provided with reasonable skill and care of the type normally exercised by other providers of such services under similar circumstances. Woessner shall not have any obligation or liability for failures or defects due to ordinary wear and tear, corrosion or erosion, or as a result of improper operation, improper maintenance or operating conditions more severe than, or different from, those contemplated in the original design of the Work.

12.3 Notice of Warranty Claim: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

12.4 Correction of Defective Work:

To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

13. Transfer of Title and Risk of Loss

Title to, and risk of loss of, the Work or any part thereof and all materials and components used, or to be used in the Plant, shall pass to Owner upon acceptance of Substantial Completion. This provision, however, shall in no case be deemed to alter any of the rights or obligations of any party under any insurance policy provided under this Contract, or any waiver of subrogation set forth in Section 14 below.

14. Insurance; Bonds

To be handled as set forth in the Knutson Contract Documents (except as set forth in this Section 14 otherwise), provided that references therein to “Knutson” shall be deemed references to Woessner.

14.1 Performance Bond and Payment Bond: Woessner shall provide the following performance bond and labor and material payment bond or other performance security: A Performance Bond and Labor and Material Payment Bond as procured by Knutson in the amount of the Contract Sum.

14.1.1 At their sole cost and expense, Woessner and Knutson shall furnish a Performance Bond and Labor and Material Payment Bond on standard AIA forms, complying with the following specific requirements:

14.1.1.1 Bond shall be executed by a surety, licensed in the State of Minnesota, with a rating of no less than A/XII in the Best s Insurance Guide, and shall remain in effect for a period of not less than one (1) years following the date of Substantial Completion or the time required to resolve any items of incomplete Work and the payment of any disputed amounts, whichever time period is longer.

14.1.1.2 The Performance Bond and the Labor and Material Payment Bond shall each be in amount equal to the Woessner Contract Sum and the Knutson Contract Sum and all subsequent increases.

14.1.1.3 Woessner and Knutson shall require the attorney in fact who executes the required bonds on behalf of the Surety to affix thereto a certified and current copy of his power of attorney indicating the monetary limit of such power.

14.1.1.4 Every Bond must display the surety’s bond number. A rider including the following provisions shall be attached to each bond: (i) The Surety hereby agrees that it consents to and waives notice of any addition, alteration, omission, change, or other modifications of the Contract. Any addition, alteration, change, extension of time, or other modification of the Contract, or a forbearance on the part of either Owner or Knutson/Woessner to the other, shall not release the Surety of its obligations hereunder, and notice to the Surety of such matters is hereby waived; and (ii) The Surety agrees that it is obligated under the bonds to any successor, grantee, or assignee of Owner.

14.1.2 Upon the request of any person or entity appearing to be a potential beneficiary of bonds covering payment of obligations arising under the Agreement, Woessner shall promptly furnish a copy of the bonds or shall permit a copy to be made.

14.1.3 Knutson and Woessner shall keep the surety informed of the progress of the Work and, where necessary, obtain the surety s consent to, or waiver of, (i) notice of changes in the Work; (ii) request for reduction or release of retention; (iii) request for final payment; and (iv) any other item required by the surety. Owner shall be notified by Woessner, in writing, of all communications with the surety. Owner may, in Owner s sole discretion, inform the surety of the progress of the Work and obtain consents as necessary to protect Owner’s rights, interests, privileges, and benefits under and pursuant to any bond issued in connection with the Work.

15. Indemnity (Section 3.18.1 of the General Conditions is superseded by Section 15.1 below)

15.1 Indemnity by Woessner for Personal Injury and Property Damage: Woessner shall indemnify and hold harmless Owner and its agents and employees from and against all claims made by a third party for any, damages, losses and expenses, including, but not limited to attorney’s fees, arising out of or resulting from Woessner’s conduct, performance of the Work, or failure to perform the Work, provided that any such damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Plant, Equipment or the Work itself) including loss of use, and is caused in whole or in part by any act or omission of Woessner, Subcontractors, Subsubcontracts, Design Consultants, or anyone for whose acts any of them may be liable. In the event that any such damage, loss or expense was caused in part by Owner or by any other person or entity, however, then Woessner shall be obliged to pay only the portion of the damage, loss or expense, including reasonable attorney’s fees as is attributable to its relative share of the negligence or omission which caused such damage, loss or expense.

Woessner’s indemnity obligations set forth in this Section 15.1 shall not be limited by any limitation in the amount of damages, compensation, or benefits payable by or for Woessner, its design consultants, Subcontractors or other entity under any employee benefit acts, including Worker’s Compensation and disability acts in instances where an employee of any of them, or anyone for whose acts may be liable, has a claim against Owner, its lenders, officers, directors, employees, or agents.

15.2 To the fullest extent permitted by law and without limiting any other indemnification obligations of Woessner, Woessner shall indemnify and defend Owner, its officers, directors, assigns, lenders, agents, and employees from any claims, liens, charges (including attorneys fees) or encumbrances (including but not limited to mechanic’s and materialmen’s liens or bond claims) arising out of or in connection with the performance of the Work except to the extent caused by the uncured failure of Owner to make payment when required by the Contract or Owner’s misconduct or breach of contract. Owner shall be entitled to recover from Woessner all costs and expenses incurred in enforcing this provision, including attorneys fees. In the event that any such damage, loss or expense was caused in part by Owner or by any other person or entity, however, then Woessner shall be obliged to pay only the portion of the damage, loss or expense, including reasonable attorney’s fees as is attributable to its relative share of the negligence or omission which caused such damage, loss or expense.

Upon request of Owner (provided that Woessner does not have an uncured breach), Woessner shall within 60 days remove any liens filed against Owner or its property. If Mechanical fails to do so, Owner is authorized by Woessner to remove or satisfy any such liens, and Woessner shall pay to Owner all costs and damages incurred by Owner to do so, including attorneys fees.

Notwithstanding anything in this Contract to the contrary, but without limiting Woessner’s indemnification and other obligations to Owner as stated in this Contract, Woessner shall have the right to contest and dispute any lien which Woessner believes, in good faith, is unjustified or overstated, provided that Woessner contests the same or the validity thereof by appropriate and expeditious legal proceedings which operate to prevent the imposition or foreclosure of the lien so contested, provided that Woessner, prior to the date of any such contest, has given such security as may be required by law, including the provision for removing a contested lien as set forth in Minn. Stat. § 514.10 to remove a contested lien from the Owner’s property and to permit Woessner to contest the lien claim. Woessner shall give prompt notice to Owner of any such contests. Any such contests shall be prosecuted with due diligence and Woessner must, promptly after final determination thereof, comply with and pay the result determined, together with all interest and penalties, if any, which may be payable therewith and further will indemnify and hold harmless the Owner against all losses in connection therewith.

15.3 Conditions to Indemnity: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

16. Dispute Resolution

To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

17. Force Majeure

To be handled as set forth in the Knutson Contract Documents

18. General Provisions

18.1 Assignment: Neither Woessner nor Owner shall assign or transfer its duties or obligations hereunder without the prior written consent of the other. Woessner hereby consents to Owner collaterally assigning this Contract and its rights hereunder to one or more lenders or other sources of financing as necessary for Owner to obtain and secure financing to construct and operate the Plant. This Contract shall be binding upon and shall inure to the benefit of the Parties and the successors and permitted assigns of Owner and Woessner.

18.2 Entire Contract; Waiver; Amendment: To be handled as set forth in the Knutson Contract Documents,.

18.3 Governing Law; Juridiction; Venue: To be handled as set forth in the Knutson Contract Documents.

18.4 Notices: All notices provided for herein will be considered as properly given if in writing and delivered personally or, by fax or sent properly addressed, postage pre-paid:

If to Woessner, to:	Woessner Construction, Inc. 216 East Junius Fergus Falls, MN 56537 Attn: Darold Woessner

If to Owner, to:	Otter Tail Ag Enterprises, LLC 1220 North Tower Road, Suite 201 Fergus Falls, MN 56537 Attn: Jerry Larson, President

Notices shall be deemed effective upon actual receipt, or in the case of posting in the U. S. mail, on the fourth Day after mailing.

18.5 Survival: All warranties and representations of the parties, and those provisions of this Contract necessary to implement such, shall survive termination of this Contract.

18.6 Third Parties: To be handled as set forth in the Knutson Contract Documents.

18.7 Equal Bargain and Representation: To be handled as set forth in the Knutson Contract Documents.

18.8 Time Bar to Legal Action: To be handled as set forth in the Knutson Contract Documents, provided that references therein to “Knutson” shall be deemed references to Woessner.

[SIGNATURE PAGE TO OTTER TAIL AG ENTERPRISES, LLC CONSTRUCTION

SERVICES CONTRACT]

IN WITNESS WHEREOF, the parties hereto have executed this Contract effective on the 9th day of January, 2007.

Owner:

OTTER TAIL AG ENTERPRISES, LLC

By:	/s/ Jerry Larson
Jerry Larson
Its President

[SIGNATURE PAGE TO OTTER TAIL AG ENTERPRISES, LLC CONSTRUCTION

SERVICES CONTRACT]

IN WITNESS WHEREOF, the parties hereto have executed this Contract effective on the 9th day of January, 2007.

WOESSNER CONSTRUCTION SERVICES

By	/s/ Darold Woessner

Its	President